Exhibit 99

ECOtality, Inc. to Acquire Minit-Charger

Acquisition solidifies ECOtality and eTec’s position in the fast-charger transportation market

SCOTTSDALE, Ariz., December 6, 2007 — ECOtality, Inc. (OTC BB: ETLY), a renewable energy company that acquires and commercially advances clean electric technologies and applications, today announced the execution of a definitive agreement to purchase all assets and business of Minit-Charger, a subsidiary of Edison International, a NYSE-listed company, for $3 million in cash and stock. The acquisition of Minit-Charger, combined with the previous announced acquisitions of Electric Transportation Engineering Corporation (eTec), Innergy Power Corporation and Fuel Cell Store, will provide ECOtality a revenue base of companies having combined trailing twelve month revenues of $14.55 million for the period ending third quarter of 2007. ECOtality expects to close the acquisition within the next seven days.

Since its inception in 1998, Minit-Charger has generated over $40 million product sales and earned $5.16 million in revenues for the trailing twelve month period ending September 30, 2007. According to Frost & Sullivan, the North American industrial fast battery charger market revenues grew 16 percent from 2005 to 2006, and are expected to grow 17 percent from 2006 to 2007. The compound annual growth rate (CAGR) of the fast charger market is expected to reach 18.9 percent from 2006 to 2013. To continue to execute the company’s strategic growth plan and to complete the Minit-Charger acquisition, ECOtality successfully raised $1.5 million of capital from institutional investors.

“The acquisition of Minit-Charger, as well as our previous acquisition of eTec, exemplifies ECOtality’s strategy to acquire and advance revenue-generating companies with accretive technologies that reduce the environmental impacts of transportation and energy production,” said Jonathan Read, president and CEO, ECOtality. “With the increased attention and growth in the electric vehicle market, we are committed to the commercial development of fast charging and clean electric propulsion systems and will explore additional transportation applications for the Minit-Charger and eTec Supercharge technologies.”

eTec, a subsidiary of ECOtality, will manage all aspects of the Minit-Charger business after the acquisition. By combining the Minit-Charger line of battery fast chargers for lift trucks and material handling systems with the eTec SuperCharge™ line of battery fast chargers for airport ground support equipment, eTec will expand the company’s fast charging product line and market share in the area of clean electric transportation and infrastructure solutions. Currently, the eTec SuperCharge technology provides battery fast charging systems used in airport ground support equipment, neighborhood electric vehicle operations, and marine and transit applications.

“By leveraging the synergies between the Minit-Charger and eTec SuperCharge technologies, we will increase our presence in the battery and fast-charge markets and aggressively explore and develop additional applications for plug-in hybrid and electric vehicle markets and infrastructures,” said Don Karner, president, eTec. “With the resources of ECOtality, eTec will provide superior customer service to new and existing customers and supply our fast charge systems at the lowest possible cost as we further drive commercial adoption of clean fast charge technologies.”

Minit-Charger is a fast battery charging system that enables a more environmentally-friendly, energy and cost efficient means of recharging forklifts and other mobile material handling equipment. Eliminating the need for petroleum-based fuels commonly used in material handling vehicles, Minit-Charger is a clean system that emits no harmful emissions. With 10 patents filed in the U.S., the Minit-Charger technologies are also well-suited for alternative fuel transportation applications, including plug-in hybrid and electric vehicle markets and infrastructures. The Minit-Charger system recharges batteries four- to six- times faster than conventional chargers, with battery life that is equal to or longer than those using traditional charging methods. Unlike conventional charging methods that require changing batteries after they are depleted, Minit-Charger can recharge batteries at opportune times, eliminating the need for vehicle operators to remove them from the truck during breaks and shift changes, resulting in enhanced worker safety, productivity and energy and battery cost savings.

Since the launch of Minit-Charger, the company has operated in excess of 25 million charger-shift hours, and there are currently more than 1,000 Minit-Charger systems in operation that power over 3,000 lift trucks in the United States and Canada. Key customers include Fortune 500 companies such as Home Depot, Con Agra, Ford, Toyota, Costco, Molson, Nestle, General Mills, Shaw, and Kimberly Clark. The Minit-Charger business unit currently employs 25 people in the U.S. and Canada.

eTec, a company recently acquired by ECOtality, is a recognized leader in the research, development and testing of advanced transportation energy systems and infrastructures. Committed to commercially advancing clean electric technologies with clear market advantages, eTec manufactures and provides battery fast charge equipment and fueling stations for electric and hydrogen powered vehicles. For more information about eTec, please visit www.etecevs.com.

About ECOtality, Inc.

ECOtality, Inc. (OTC BB: ETLY), headquartered in Scottsdale, Ariz., is a renewable energy company that acquires and commercially advances clean electric technologies and applications. ECOtality aggressively accelerates the development of companies and technologies that address today’s global energy challenges. Through strategic acquisitions, partnerships and technology innovations, ECOtality strives to advance the market applicability of clean electric technologies to become accepted alternatives to carbon-based fuel technologies. For more information about ECOtality, Inc. please visit www.ecotality.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

Press Contacts:
Media Relations:
Blanc & Otus Public Relations for ECOtality
Lisa Goodwin
lgoodwin@blancandotus.com
(415) 856-5113

Investor Relations:
Alliance Advisors for ECOtality
Thomas Walsh
twalsh@allianceadvisors.net
(212) 398-3486